                                                                       EXHIBIT 4

                              AMENDED AND RESTATED

                              EMPLOYMENT AGREEMENT
                              --------------------

                             CHIEF EXECUTIVE OFFICER
                             -----------------------

         CHOICECARE CORPORATION (the "ChoiceCare Parent") and CHOICECARE HEALTH PLANS, INC. (the "ChoiceCare Operating Company" and with the ChoiceCare Parent and the ChoiceCare Operating Company being collectively referred to as the "Employer"), and DANIEL A. GREGORIE, M.D. ("Employee"), hereby agree as follows, effective as of the 1st day of January, 1997 but subject to the execution of a Definitive Agreement and Plan of Merger (the "Definitive Agreement") by and among Humana Inc., Humana Acquisition Subsidiary, Inc., the ChoiceCare Parent and The ChoiceCare Foundation:

         1. RECITALS. Employer and Employee are currently parties to an employment agreement, the original form of which was adopted on December 23, 1994 and the form of which was amended and/or restated certain times since then. This Agreement amends and restates any prior employment agreement between Employer and Employee in its entirety, and supersedes any prior employment agreement between Employer and Employee, effective as of January 1, 1997. Notwithstanding the foregoing or any other provision of this Agreement, the effectiveness of this Agreement is conditioned on the Definitive Agreement being executed by the parties thereto.

         2. EMPLOYMENT. Employer agrees to employ Employee, and Employee accepts such employment, upon the terms and conditions set forth herein.

         3. EMPLOYEE'S RESPONSIBILITIES.

            3.1 Employee shall serve as the President and Chief Executive Officer of the ChoiceCare Parent and as the Chief Executive Officer of the ChoiceCare Operating Company. In such positions, Employee shall be responsible for the management and supervision of Employer's operations and perform such other duties and responsibilities as shall be requested by the boards of directors of Employer, including serving as an executive officer or a member of the board of any affiliated company. For purposes of this Agreement, an "affiliated company" means any corporation (other than the Employer) which, now or at any later time, is part of an unbroken chain of corporations (i) that includes the Employer and (ii) in which each corporation in such chain either owns at least 50% of the total combined voting power of all classes of stock in one of the other corporations in such chain or has at least 50% of the total combined voting power of all classes of its stock owned by one of the other corporations in such chain.

            3.2 Employee shall devote his full time and best efforts to his employment with Employer and perform diligently such duties as are required by Employer from time to time, which duties shall be consistent with Employee's position with Employer.

            3.3 Without the prior written consent of the ChoiceCare Parent, which shall not be unreasonably withheld, during the term of this Agreement Employee shall not, directly or indirectly, render services of a business, professional or commercial nature to any other person or firm, for compensation or otherwise, except in the ordinary course of the business of Employer or any affiliated company. Notwithstanding the foregoing but subject to the following provisions, Employee may serve as a director or trustee of any company, on either a compensated or noncompensated basis, that is not a competitor of Employer or any affiliated company. Employee may retain any director fees, committee fees, stock options, restricted stock awards or other remuneration paid or given to Employee by any such company for such services as a director or trustee. Employee shall notify the ChoiceCare Parent of any appointment to a board of directors or board of trustees, and, notwithstanding the foregoing, Employee shall resign from any board upon the request of the ChoiceCare Parent, provided that the request has a reasonable basis. Employee may also retain any honoraria paid to him, provided that, if the honoraria to be paid for any one appearance or presentation exceeds $2,000, the Chairman of the Human Resources and Compensation Committee of the board of directors of the ChoiceCare Parent shall determine, in his or her sole discretion, whether Employee is entitled to retain the amount in excess of $2,000.

         4. TERM.

            4.1 The initial term of this Agreement shall begin January 1, 1997 and end December 31, 1999.

            4.2 This Agreement shall automatically be renewed at the end of its initial term (or at the end of any renewal term provided hereunder) for a renewal term of one additional year, unless Employer gives Employee, or unless Employee gives Employer, written notice by October 1 of the last contract year of the initial term of this Agreement (or by October 1 of any contract year in which a renewal term of this Agreement is in effect) that this Agreement shall terminate at the end of the then-current term. If this Agreement terminates at the end of a then-current term by reason of Employer giving a timely written notice to Employee that this Agreement shall terminate at the end of the then-current term, then Employer shall be deemed to have terminated Employee's employment for purposes of the other provisions of this Agreement. On the other hand, if this Agreement terminates at the end of a then-current term by reason of Employee giving a timely written notice to Employer that this Agreement shall terminate at the end of the then-current term, then, except as may otherwise be provided under subsection 14.1 below or any other provision of this Agreement, Employee shall be deemed to have voluntarily resigned his employment with Employer for purposes of the other provisions of this Agreement.

            4.3 For all purposes of this Agreement, a "contract year" means a calendar year, beginning January 1 and ending the following December 31, which occurs during the term of this Agreement. Also, for all purposes of this Agreement, a "contract term" means either the initial term of this Agreement or any renewal term of this Agreement. In addition, also for all purposes of this Agreement, any reference to the "then-current contract year" refers to the contract year which is then in effect and any reference to the "then-current term" refers to the contract term which is then in effect.

            4.4 Notwithstanding anything to the contrary in the Employer's Executive Long-Term Incentive Plan (the "Long-Term Plan"), if Employee ceases to be an employee of Employer at the end of the initial term or any renewal term of this Agreement, Employee shall be entitled to be paid, within ninety days after the expiration of this Agreement, all incentives which have been earned under the Long-Term Plan in prior contract years, if any, but have not yet been paid (since an incentive earned for a contract year under such plan is not normally payable until after a further period of continuous future employment).

         5. COMPENSATION AND BENEFITS:  During the term of this Agreement:

            5.1 Employee shall receive an initial base salary at the annual rate of $395,000, payable in equal consecutive bi-weekly installments. Such base salary shall be reviewed annually, effective as of the first pay period beginning on or after January 1 of each contract year after the initial contract year of this Agreement, and shall be adjusted on a basis consistent with the executive compensation philosophy of Employer as evidenced by the application of such philosophy to the compensation of Employer's other key executives. In no event shall Employee's base salary be reduced for any contract year (whether or not such contract year occurs in the initial term of this Agreement or in a renewal term of this Agreement) below his base salary for the immediately preceding contract year.

            5.2 Employer may during the term of this Agreement, consistent with its approach to the rest of its executive group:

                (a) Award an annual incentive to Employee based on Employer's overall success as a for-profit community resource, Employer's accomplishment of strategic imperatives, Employer's continuous improvements of quality outcomes and Employee's performance of his duties under this Agreement during the previous contract year, in accordance with Employer's Executive Annual Incentive Plan (the "Annual Incentive Plan"), as amended from time to time by the boards of directors of Employer. The amount of any incentive under the Annual Incentive Plan shall be determined by Employer's boards of directors in a manner consistent with the terms and practices of the Annual Incentive Plan. However, in the event of a change in control (as defined in subsection 7.2 below), the overall value of the annual incentive under the Annual Incentive Plan, as may be reasonably determined by the Employer's boards of directors (taking into account the possibility of meeting the goals which are used under such plan to determine if Employee is entitled to the incentive as well as the potential amount of the incentive), shall not be reduced for the contract year in which the change in control occurs or any subsequent contract year below the overall value of the annual incentive under such plan which has been established by the Employer prior to the change in control for the contract year in which the change in control occurs (or, if no annual incentive has been established for such contract year by the time of the change in control, for the next preceding contract year);

                (b) Award an incentive to Employee pursuant to the provisions of the Long-Term Plan, as amended from time to time by the boards of directors of Employer. The amount of any incentive under the Long-Term Plan shall be determined by Employer's boards of directors in a manner consistent with the terms and practices of the Long-Term Plan. However, in the event of a change in control (as defined in subsection 7.2 below), in no event shall the overall value of the incentive under the Long-Term Plan which has been established by the Employer prior to the change in control with respect to the contract year which begins January 1, 1997, as may be reasonably determined by the Employer's boards of directors, be reduced; and

                (c) Cause awards to be granted to Employee pursuant to the provisions of Employer's 1996 Long Term Stock Incentive Plan (the "Stock Incentive Plan"), as amended from time to time by the boards of directors of Employer. The awards granted under the Stock Incentive Plan shall constitute or be otherwise based on shares of common stock of the ChoiceCare Parent ("Common Shares") in accordance with the terms and practices of such plan. Specifically, in addition to any stock options granted to Employee under the Stock Incentive Plan prior to January 1, 1997, Employee shall, under the Stock Incentive Plan and subject to its terms, be granted: (i) in the contract year which begins on January 1, 1997, stock options which are not incentive stock options ("nonincentive stock options") and which give Employee the ability to purchase no less than 200,000 Common Shares; and (ii) in the contract year which begins on January 1, 1998, nonincentive stock options which give Employee the ability to purchase no less than a number of Common Shares which is equal to the difference between 342,697 Common Shares and the number of Common Shares which are granted under the Stock Incentive Plan to Employee during the contract year which begins on January 1, 1997. Any nonincentive stock option required to be granted under the immediately preceding sentence shall provide that all of the Common Shares which are subject to such option shall be vested, and shall be able to be purchased through the exercise of such option, until the date which is ten years from the date such option is granted, if and once either (i) Employee's employment with Employer as an employee does not end before the last day of the initial term of this Agreement or (ii) Employee's employment with Employer terminates prior to the last day of the initial term of this Agreement for any reason other than Cause or Employee's voluntary resignation (other than a voluntary resignation which still results in an amount being payable under subsection 6.5(b) or 6.9 below). Notwithstanding the foregoing, the grant of any nonincentive stock option under this paragraph (c) shall be conditioned on Employee being an employee of Employer, and still performing his duties under this Agreement in a satisfactory manner, on the date such option is otherwise to be granted. In addition, and also notwithstanding the foregoing, the number and class of shares subject to the nonincentive stock options required under the preceding provisions of this paragraph (c) shall be proportionately adjusted, and the terms of such options as to option price and other material provisions shall be appropriately adjusted, in the event of changes in the Common Shares by reason of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations or exchanges of shares, split-ups, split-offs, spin-offs, liquidations or other similar changes in capitalization, or any distribution to common shareholders other than cash dividends. Further, Employer and Employee agree that no awards other than those described in this paragraph (c) are required to be made to Employee under the Stock Incentive Plan during the term of this Agreement. Finally, Employer and Employee also agree that, notwithstanding the foregoing, any awards which may be otherwise required to be granted to Employee under the Stock Incentive Plan during the contract year beginning on January 1, 1997 and the contract year beginning on January 1, 1998 by reason of the foregoing provisions of this paragraph (c) shall not be granted prior to the closing of the transactions contemplated by the Definitive Agreement.

        5.3     Employee shall be entitled during the term of this Agreement to:

                (a) Six weeks paid vacation per year. Vacation use and carryover rules will be in accordance with the rules established for other executives of Employer. However, in the event of a change in control (as defined in subsection 7.2 below), the overall value of such vacation benefits, as may reasonably be determined by the Employer's boards of directors, shall not be less at any time on or after the change in control and while this Agreement is in effect than the value of the vacation benefits provided Employee under this Agreement immediately prior to the change in control.

                (b) Disability insurance as is afforded generally from time to time to other members of the executive management group of Employer. However, in the event of a change in control (as defined in subsection 7.2 below), the value of the coverage provided by such disability insurance, as may be reasonably determined by the Employer's boards of directors, shall not be less at any time on or after the change in control and while this Agreement is in effect than the value of the disability insurance provided Employee under this Agreement immediately prior to the change in control.

                (c) Medical benefits (not including dental or other benefits to the extent they are provided under a plan or arrangement which is not part of Employer's comprehensive program of hospital, physician, and similar types of medical benefits) for Employee and his family as are afforded from time to time to the rest of Employer's executive group. However, in the event of a change in control (as defined in subsection 7.2 below), the value of the coverage provided by such medical benefits, as may be reasonably determined by the Employer's boards of directors, shall not be less at any time on or after the change in control and while this Agreement is in effect (or thereafter to the extent medical benefits must be provided under the following provisions of this paragraph (c)) than the value of the medical benefits provided Employee under this Agreement immediately prior to the change in control. Except as may otherwise be specifically provided in the other provisions of this Agreement, such medical benefits shall be provided to Employee after the termination of his employment with Employer for any reason except Cause (as defined in subsection 6.1 below) or his voluntary resignation from his employment with Employer (other than a voluntary resignation which occurs at the end of a contract term or a voluntary resignation which still results in an amount being payable under subsection 6.5(b) or 6.9 below), as if Employee had remained employed by Employer, until such time as is indicated below. After his termination of employment with Employer, subject to the provisions of the second sentence of this paragraph (c), such benefits shall be comparable to those provided to active executive employees and shall be provided through insurance, health maintenance organization products or other arrangements, at Employer's discretion, so long as the result is to provide such benefits in the immediate vicinity of Employee's residence at any time following his termination of employment. Such benefits shall continue until either (i) Employee is eligible to receive benefits under Medicare or a successor government-sponsored program or (ii) Employee obtains employment with another employer and is eligible to receive comparable medical benefits under any plan maintained by such other employer, at which time Employee shall not be entitled under this Agreement to any additional medical benefits from Employer (unless Employee is actively employed full-time or part-time by Employer). In the event of the death of Employee while Employee and his family are receiving the medical benefits provided hereunder, Employee's family shall continue to receive medical benefits hereunder, to the same extent as if Employee had left the employ of Employer and was entitled to medical benefits hereunder, until such time as Employee's spouse either (i) becomes eligible to receive benefits under Medicare or a successor government-sponsored program or (ii) obtains employment or remarries when such spouse, as a result of her employment or remarriage, is otherwise eligible to receive comparable medical benefits under a plan maintained by her employer or her spouse's employer.

                (d) Tax-qualified retirement plan benefits, dental benefits and such other similar employment privileges, perquisites and benefits (not including the benefits described in paragraphs (b) and (c) immediately above) as are afforded generally from time to time to other members of the executive management group of Employer. However, in the event of a change in control (as defined in subsection 7.2 below), the overall value of such benefits, considered in the aggregate and as may be reasonably determined by the Employer's boards of directors, shall not be less at any time on or after the change in control and while this Agreement is in effect than the value of the tax-qualified retirement plan benefits, dental benefits and such other similar employment privileges, perquisites and benefits (not including the benefits described in paragraphs (b) and
                        (c) immediately above)
                        provided Employee under this Agreement immediately prior to the change in control.

                (e) Life insurance in an amount during each contract year equal to two times Employee's base salary for such contract year. Employer may purchase, in its sole discretion, either whole life or term insurance to meet Employer's obligation hereunder. Any group life insurance which is provided Employee by Employer shall be counted towards the obligation of Employer hereunder. If Employer is unable to obtain insurance in the amount required on the life of Employee, Employer shall pay to the estate of Employee the difference between the amount of insurance proceeds to be received by Employee's estate under all life insurance policies paid for by Employer and the amount of life insurance Employer is required to provide hereunder.

                (f) Business related transportation assistance, including transportation between Employee's home and office or other business location, a personal executive assistant and audio/visual equipment as may be required by Employee as certified by Employee's treating physician.

                (g) Participate in the Supplemental Executive Retirement Plan ("SERP") attached hereto as Exhibit A, in accordance with the terms of SERP. However, in event of a change in control (as defined in subsection 7.2 below), the percent of Employee's compensation allocated to the SERP shall not be reduced for any contract year which ends after the change in control below the percent of his compensation which is allocated to the SERP for the immediately preceding contract year.

                Employee (or, if applicable, any other recipient of any benefits provided under this subsection 5.3) shall be solely responsible and liable for payment of any taxes imposed on Employee (or, if applicable, such recipient) resulting from the provision of any benefits under this subsection 5.3, including but not limited to any medical benefits provided on a self-insured basis or any life insurance benefits.

            5.4 Employer shall reimburse Employee (or provide an expense allowance) for travel, entertainment, continuing education and other expenses which are reasonably incurred by Employee in the promotion of Employer's business, provided Employee provides a proper accounting for such expenses.

         6. TERMINATION; SEVERANCE BENEFITS.

            6.1 Employer may terminate this Agreement and Employee's employment hereunder at any time for Cause. If Employee's employment hereunder is terminated for Cause, Employee shall not be entitled to any payments or benefits hereunder except for (i) unpaid salary already earned and (ii) unpaid benefits which are provided under subsection 5.3 above, have already become vested and are payable upon such termination of employment under the terms and practices of the plans or arrangements under which such benefits are provided. For all purposes of this Agreement, "Cause" means:

                (a) Employee's fraud, dishonesty or willful misconduct in the performance of his duties to Employer; or

                (b) Employee's material breach of any material provision of this Agreement; provided that a material breach shall not be deemed to have occurred if Employee's breach relates to the receipt of a payment of money and Employee cures such breach within thirty (30) days of receipt by Employee of a written notice of such breach.

            6.2 If Employee's employment hereunder terminates because of his voluntary resignation as an employee of Employer, then, except as may otherwise be provided under subsection 6.5, 6.6 or 6.9 below or any other provision of this Agreement, Employee shall not be entitled to any payments or benefits hereunder except for (i) salary already earned and (ii) unpaid benefits which are provided under subsection 5.3 above, have already become vested and are payable upon such termination of employment under the terms and practices of the plans or arrangements under which such benefits are provided.

            6.3 If Employee's employment hereunder terminates by reason of his death, then, in addition to any other payment which may be provided under subsection 8.2 below or any other provision of this Agreement, Employee's estate (or, where applicable or the context requires, the surviving members of his family or his beneficiaries) shall be entitled to (i) his unpaid salary which has already been earned, (ii) an amount equal to the product obtained by multiplying his targeted incentives with respect to the contract year in which his termination occurs under the Annual Incentive Plan and the Long-Term Plan (if any) by a fraction having a numerator equal to the number of days he was an employee of Employer in such contract year and a denominator equal to the number of days in such contract year, (iii) any incentives which have been earned for prior contract years under the Long-Term Plan but have not yet been paid (since an incentive earned for a contract year under such plan is not normally payable until after a further period of continuous future employment), (iv) the continuing medical benefits described in subsection 5.3(c) above, (v) any benefits due under any life insurance benefits in effect for him at the time of his death under subsection 5.3(e) above and (vi) any other unpaid benefits which are provided under subsection 5.3 above, have already become vested (or vest by reason of his death) and are payable upon such termination of employment under the terms and practices of the plans or arrangements under which such benefits are provided.

            6.4 If Employee's employment hereunder terminates by reason of his permanent disability, then, in addition to any other payment which may be provided under subsection 8.2 below or any other provision of this Agreement, Employee shall be entitled to (i) his unpaid salary which has already been earned, (ii) an amount equal to the product obtained by multiplying his targeted incentives with respect to the contract year in which his termination occurs under the Annual Incentive Plan and the Long-Term Plan (if any) by a fraction having a numerator equal to the number of days he was an employee of Employer in such contract year and a denominator equal to the number of days in such contract year, (iii) any incentives which have been earned for prior contract years under the Long-Term Plan but have not yet been paid (since an incentive earned for a contract year under such plan is not normally payable until after a further period of continuous future employment), (iv) the continuing medical benefits described in subsection 5.3(c) above, (v) any benefits due him under any disability insurance applicable to him and in effect at the time he becomes permanently disabled under subsection 5.3(b) above, (vi) any other unpaid benefits which are provided under subsection 5.3 above, have already become vested (or vest by reason of his permanent disability) and are payable upon such termination of employment under the terms and practices of the plans or arrangements under which such benefits are provided and (vii) a lump sum payment which is made within 60 days after Employer reasonably determines Employee is permanently disabled and which is equal to two times Employee's annual base rate of salary in effect at the time of his termination of employment. For all purposes of this Agreement, Employee shall be deemed to be "permanently disabled" and to have incurred a "permanent disability" if he, by reason of his physical or mental injury, illness or condition, is determined to be disabled for a period which is expected will exist until his death under the disability insurance which is then in effect for him under subsection 5.3(b) above.

            6.5 In the event that Employer notifies Employee that his services as President and Chief Executive Officer of Employer are no longer desired by Employer during a contract term for any reason other than Cause or his permanent disability, then, except as may otherwise be provided under subsection 6.9 below, Section 8 below or any other provision of this Agreement,
(i) upon receipt of such notice Employee shall no longer serve in the offices of President and Chief Executive Officer of Employer and shall give up all the authority and accouterments of those offices (except as otherwise agreed by Employer) and, except as may otherwise be provided in paragraph (b) of this subsection 6.5 or in subsection 6.6 below, (ii) Employee's employment with Employer shall terminate at the end of the then-current term (or, if such notice is not given Employee by the latest October 1 which precedes the end of the then-current term and no notice was previously given Employee by Employer on or prior to the latest October 1 which precedes the end of the then-current term that his employment with Employer would terminate at the end of the then-current term, his employment with Employer shall terminate at the end of the renewal term of this Agreement which immediately follows the then-current term). In addition, in such situation, the following provisions of this subsection 6.5 shall apply to Employee's employment with Employer until such employment terminates:

                (a) Except as is otherwise provided in paragraph (b) immediately below, Employee shall during the then remaining period of his employment with Employer serve as a special project advisor to Employer and have and perform only such specific special project advisor duties as shall be reasonably requested by Employer; provided that any such duties shall be limited to those normally performed by and requiring the skills of a senior executive. It is understood and agreed that, in performing his duties as a special project advisor, Employee shall be an employee of Employer and shall be entitled to the compensation and benefits, including but not limited to SERP, perquisite allowance and stock options, provided him under, and subject to all provisions contained in, this Agreement; except that, in determining the amount of any incentive payable under the Annual Incentive Plan for any contract year which ends after the date on which Employee no longer serves in the offices of President and Chief Executive Officer of Employer, the final percentage which is applied to Employee's base pay to calculate such incentive shall be equal to the percentage used to determine the targeted incentive under the Annual Incentive Plan for or with respect to the latest contract year which begins prior to the date on which Employee no longer serves in such offices and for which a targeted incentive under the Annual Incentive Plan had been set for Employee by Employer.

                (b) Notwithstanding the foregoing or the provisions of subsection 6.2 above or subsection 6.6 below, Employee shall have the right at any time during the then remaining period of his employment with Employer to elect, by a written signed notice to Employer, to be paid as a severance payment, in a lump sum which is made as soon as is administratively practical after such election, an amount equal to 90% of the dollar amount of the following compensation items that, but for Employee exercising his rights under this paragraph (b), would otherwise be paid, available or provided for him by Employer under paragraph (a) above with respect to the period beginning immediately after the lump sum payment required under this paragraph (b) is made and ending at the end of the then-current term and under subsection
                        6.6 below after the end of the then-current term: (i) base salary, (ii) annual and long-term incentives (not including any retention incentive described in subsection 8.1 or 8.2 below), (iii) allocations for his account under the SERP (not including allocations that reflect interest or earnings), (iv) Employer contributions which are allocable to Employee's accounts under Employer's tax-qualified retirement plans (not including contributions that are elective contributions under Section 402(g) of the Internal Revenue Code of 1986, as amended (the "Code") to the extent such contributions are otherwise taken into account under item (i) or (ii) above), (v) any perquisite allowance and (vi) consulting service payments (assuming for purposes hereof that, in determining the amount of any incentive payable under the Annual Incentive Plan for any contract year which ends after the date on which the lump sum payment required under this paragraph (b) is made, the final percentage which is applied to Employee's base pay to calculate such incentive shall be equal to the percentage used to determine the targeted incentive under the Annual Incentive Plan for or with respect to the latest contract year which begins prior to the date on which the lump sum payment required under this paragraph (b) is made and for which a targeted incentive under the Annual Incentive Plan had been set for Employee by Employer and that the amount or level of any other compensation items which are used in whole or in part to determine the lump sum payment required under this paragraph (b) and which are in effect for the contract year in which the lump sum payment provided for under this paragraph (b) is made would have remained in effect for any subsequent contract years in the then-current term). In the event of such election and upon payment of the lump sum severance payment described in this subsection 6.5, Employee's employment with Employer shall terminate, Employee shall not serve as a consultant under subsection 6.6 below and all of Employee's further rights to compensation or benefits under this Agreement shall end; except that Employee shall still be entitled to (i) his unpaid salary which has already been earned prior to his termination of employment, (ii) any incentives which have been earned prior to his termination of employment for prior contract years under the Long-Term Plan but have not yet been paid (since an incentive earned for a contract year under such plan is not normally payable until after a further period of continuous future employment), (iii) the continuing medical benefits described in subsection 5.3(c) above, (iv) the continuation until the end of the then-current term of such life insurance benefits as are described in subsection 5.3(e) above and (v) any other unpaid benefits which are provided under subsection 5.3 above, have already become vested and are payable upon his termination of employment under the terms and practices of the plans or arrangements under which such benefits are provided.

            6.6 In the event that Employee's employment with Employer terminates at the end of any then-current term for any reason other than Cause or Employee's death or permanent disability, and Employee agrees not to file any administrative charge or lawsuit relating to his prior employment with Employer and agrees to release Employer and all of its then current and former directors, trustees, officers, employees, agents, members and affiliated companies from any and all claims, in such form as is determined by Employer and consistent with Employer's normal practices concerning employee releases, then, except as may otherwise be provided under subsection 6.5(b) above or any other provision of this Agreement, Employer agrees to offer to hire Employee as a consultant to Employer for two years beginning on the day immediately following the last day of the then-current term. Such consulting services shall consist of such services as are requested by Employer, which shall be those normally required of consultants with Employee's level of skill and experience; but Employer shall not in any event require Employee to perform consulting services in excess of fifty hours per calendar quarter or direct the manner by which such services must be accomplished. Further, Employer shall permit Employee to perform such services at such times and at such locations as Employee reasonably determines and to communicate the results of his services telephonically or by telecopy. Employee shall receive, as compensation for his performing such consulting services, consulting service payments at a rate equal to Employee's annual base salary for the last contract year of this Agreement for each year, or fraction thereof, that Employee performs such consulting services, with such payments being made on a bi-weekly basis. At all times that Employee is performing such consulting services for Employer, Employee shall be an independent contractor and not an employee of Employer and shall be responsible for the payment of all taxes with respect to all amounts paid to him as compensation for performing such consulting services. In the event Employee's employment ends for any reason other than Cause, Employee's death or permanent disability or his voluntary resignation (not including a voluntary resignation which occurs at the end of a contract term), Employer shall also pay for executive outplacement services for Employee, up to a maximum cost of $25,000 (adjusted annually in accordance with the CPI), through a mutually agreeable outplacement consulting firm.

            6.7 At any time that Employee is receiving compensation pursuant to subsection 6.5 or 6.6 above, Employee shall continue to participate in the health, disability and life insurance plans of Employer applicable to executive employees of Employer or be provided comparable benefits.

            6.8 Notwithstanding any other provision of this Agreement to the contrary, Employer shall have the right to terminate Employee's employment hereunder without Cause at any time on or after (but not before) the date on which all conditions have occurred to result in a change in control (as defined in subsection 7.2 below). Further, if Employee's employment with Employer terminates other than for Cause or Employee's death or permanent disability or his voluntary resignation after all conditions have occurred to result in a change in control but other than at the end of a contract term, then, provided that Employee agrees not to file any administrative charge or lawsuit relating to his prior employment with Employer and agrees to release Employer and all of its then current and former directors, trustees, officers, employees, agents, members and affiliated companies from any and all claims, in such form as is determined by Employer and consistent with Employer's normal practices concerning employee releases, Employee shall be entitled to a severance payment under this subsection 6.8 which is payable in a lump sum as soon as is administratively practical after Employee's termination and which is equal to 90% of the dollar amount of the following compensation items that, if Employee's employment with Employer were not terminating prior to the end of the then-current term, would otherwise be paid, available or provided for him by Employer under the other provisions of this Agreement with respect to the period beginning immediately after the lump sum payment required under this subsection
6.8 is made and ending at the end of the then-current term and under subsection
6.6 above after the end of the then-current term: (i) base salary, (ii) annual and long-term incentives (not including any retention incentive described in subsection 8.1 or 8.2 below), (iii) allocations for his account under the SERP (not including allocations that reflect interest or earnings), (iv) Employer contributions which are allocable to Employee's accounts under Employer's tax-qualified retirement plans (not including contributions that are elective contributions under Section 402(g) of Code to the extent such contributions are otherwise taken into account under item (i) or (ii) above), (v) any perquisite allowance and (vi) consulting service payments (assuming for purposes hereof that, in determining the amount of any incentive payable under the Annual Incentive Plan for any contract year which ends after the date of such termination, the final percentage which is applied to Employee's base pay to calculate such incentive shall be equal to the greater of the percentage used to determine the targeted incentive under the Annual Incentive Plan for or with respect to the latest contract year which begins prior to the date of such termination or the percentage used to determine the targeted incentive under the Annual Incentive Plan for or with respect to the latest contract year which begins prior to the date of the change in control and that the amount or level of any other compensation items which are used in whole or in part to determine the lump sum payment required under this subsection 6.8 and which are in effect for the contract year in which the lump sum payment provided for under this subsection 6.8 is made would have remained in effect for any subsequent contract years in the then-current term). In the event of such termination and upon payment of the lump sum severance payment described in this subsection 6.8, Employee's employment with Employer shall terminate and all of Employee's further rights to compensation or benefits under this Agreement shall end; except that Employee shall still be entitled to (i) his unpaid salary which has already been earned prior to his termination of employment, (ii) any incentives which have been earned prior to his termination of employment for prior contract years under the Long-Term Plan but have not yet been paid (since an incentive earned for a contract year under such plan is not normally payable until after a further period of continuous future employment), (iii) the continuing medical benefits described in subsection 5.3(c) above, (iv) the continuation until the end of the then-current term of such life insurance benefits as are described in subsection 5.3(e) above and (v) any other unpaid benefits which are provided under subsection 5.3 above, have already become vested and are payable upon such termination of employment under the terms and practices of the plans or arrangements under which such benefits are provided.

            6.9 Also notwithstanding any other provision of this Agreement to the contrary, if Employee's employment with Employer terminates by reason of his voluntary resignation after at least one year has expired after a change in control (as defined in subsection 7.2 below) and prior to the end of the contract term which is in effect one year after the change in control, then, provided that Employee is not otherwise entitled to the benefits of subsection 6.5(b) above upon such termination of employment and also provided that Employee agrees not to file any administrative charge or lawsuit relating to his prior employment with Employer and agrees to release Employer and all of its then current and former directors, trustees, officers, employees, agents, members and affiliated companies from any and all claims, in such form as is determined by Employer and consistent with Employer's normal practices concerning employee releases, Employee shall be entitled to a severance payment under this subsection 6.9 which is payable in a lump sum as soon as is administratively practical after Employee's termination and which is equal to 90% of the dollar amount of the following compensation items that, if Employee's employment with Employer were not terminating prior to the end of the then-current term, would otherwise be paid, available or provided for him by Employer under the other provisions of this Agreement with respect to the period beginning immediately after the lump sum payment required under this subsection 6.9 is made and ending at the end of the then-current term and under subsection 6.6 above after the end of the then-current term: (i) base salary, (ii) annual and long-term incentives (not including any retention incentive described in subsection 8.1 or 8.2 below), (iii) allocations for his account under the SERP (not including allocations that reflect interest or earnings), (iv) Employer contributions which are allocable to Employee's accounts under Employer's tax-qualified retirement plans (not including contributions that are elective contributions under Section 402(g) of Code to the extent such contributions are otherwise taken into account under item (i) or (ii) above), (v) any perquisite allowance and (vi) consulting service payments (assuming for purposes hereof that, in determining the amount of any incentive payable under the Annual Incentive Plan for any contract year which ends after the date of such termination, the final percentage which is applied to Employee's base pay to calculate such incentive shall be equal to the greater of the percentage used to determine the targeted incentive under the Annual Incentive Plan for or with respect to the latest contract year which begins prior to the date of such termination or the percentage used to determine the targeted incentive under the Annual Incentive Plan for or with respect to the latest contract year which begins prior to the date of the change in control and that the amount or level of any other compensation items which are used in whole or in part to determine the lump sum payment required under this subsection 6.9 and which are in effect for the contract year in which the lump sum payment provided for under this subsection
6.9 is made would have remained in effect for any subsequent contract years in the then-current term). In the event of such termination and upon payment of the lump sum severance payment described in this subsection 6.9, Employee's employment with Employer shall terminate and all of Employee's further rights to compensation or benefits under this Agreement shall end; except that Employee shall still be entitled to (i) his unpaid salary which has already been earned prior to his termination of employment, (ii) any incentives which have been earned prior to his termination of employment for prior contract years under the Long-Term Plan but have not yet been paid (since an incentive earned for a contract year under such plan is not normally payable until after a further period of continuous future employment), (iii) the continuing medical benefits described in subsection 5.3(c) above, (iv) the continuation until the end of the then-current term of such life insurance benefits as are described in subsection 5.3(e) above and (v) any other unpaid benefits which are provided under subsection 5.3 above, have already become vested and are payable upon such termination of employment under the terms and practices of the plans or arrangements under which such benefits are provided.

         7. PAYMENT FOLLOWING A CHANGE IN CONTROL AND INVOLUNTARY TERMINATION.

            7.1 Subject to the following provisions but notwithstanding any other provision of this Agreement to the contrary, if a change in control (as is defined below) occurs and Employee's employment with Employer terminates for any reason, other than for Cause, Employee's death or permanent disability or his voluntary resignation, during the period which begins six months prior to the date of the change in control and ends two years after the date of the change in control, Employee shall be entitled to a lump sum payment, which shall be made within 60 days after the later of Employee's termination of employment or the date on which all conditions have occurred to result in a change in control, in an amount equal to three times the sum of: (i) Employee's then-current annual base rate of salary; (ii) the amount set forth by Employer as the target for Employee's incentive for the then-current contract year under the Annual Incentive Plan; and (iii) the total dollar amount of the allocations for his account under the SERP (not including allocations that reflect interest or earnings) and any perquisite allowance that, but for Employee's termination of employment, would otherwise be paid, available or provided for him by the Employer for the then-current contract year. Notwithstanding the foregoing, the amount of any payment otherwise required by the immediately preceding sentence shall be reduced (but not below zero dollars) by the total amount of any lump sum severance or retention incentive payments that Employee has previously received (or is entitled to receive either within 60 days of or as soon as practical after his termination of employment) under subsection 6.8 above, subsection 8.1 below or subsection 8.2 below but shall be in addition to any other payments or benefits provided under the other provisions of this Agreement.

            7.2 For all purposes of this Agreement, a "change in control" means and occurs on the date of: (i) the election of persons constituting at least 50% of the whole number of directors of the ChoiceCare Parent, if such persons were not nominated by the nominating committee of the ChoiceCare Parent or, if so nominated, were not recommended by a majority of the directors in office prior to being nominated by such nominating committee unless the person nominated is nominated to take the place of an individual previously so recommended by the directors who has died, become disabled or chose not to serve, in which event that nominee shall be deemed to be recommended by the majority of the directors in office if such majority recommends that nominee at the meeting of directors next following the nomination of such person; (ii) any consolidation or merger of the ChoiceCare Parent (subject to the condition that, within two years after such consolidation or merger, individuals who were directors of the ChoiceCare Parent immediately prior to such consolidation or merger cease to constitute at least 66-2/3% of the board of directors of the ChoiceCare Parent or its successor by consolidation or merger); (iii) any sale, lease, exchange or other transfer, in one transaction or a series of related transactions (and other than to a directly or indirectly majority-owned subsidiary of the ChoiceCare Parent) of all, or substantially all, of the assets of the ChoiceCare Parent; (iv) the sale, whether by outright purchase, merger, consolidation, reorganization or other form of transaction (but not including a reorganization solely involving affiliated companies), or the execution of a definitive agreement (subject only to regulatory approvals or other similar conditions) for the sale, of at least 33-1/3% of the ownership and/or voting interests in any direct or indirect subsidiary or subsidiaries of the ChoiceCare Parent if such subsidiary or subsidiaries before such sale held assets that constituted all or substantially all of the assets of the ChoiceCare Parent and its direct and indirect subsidiaries on a consolidated basis (subject to the condition that, other than for purposes of subsection 6.9 above and Section 8 below, the execution of a definitive agreement for such a sale as opposed to the closing of the sale contemplated by such executed definitive agreement shall not be considered a change in control unless there is a closing of the sale contemplated by such executed definitive agreement within one year of the execution of such definitive agreement); (v) the sale, whether by outright purchase, merger, consolidation, reorganization or other form of transaction (but not including a reorganization solely involving affiliated companies), or the execution of a definitive agreement (subject only to regulatory approvals or other similar conditions) for the sale, of at least 33-1/3% of the ownership and/or voting interests in the ChoiceCare Parent to one purchaser, related purchasers or several purchasers acting directly or indirectly in concert (subject to the condition that, other than for purposes of subsection 6.9 above and Section 8 below, the execution of a definitive agreement for such a sale as opposed to the closing of the sale contemplated by such executed definitive agreement shall not be considered a change in control unless there is a closing of the sale contemplated by such definitive agreement within one year of the execution of such definitive agreement); or (vi) the approval by the shareholders of the ChoiceCare Parent of any plan or proposal for the liquidation of dissolution of the ChoiceCare Parent.

         8. RETENTION INCENTIVE. If a change in control (as defined in subsection 7.2 above) or a strategic investor purchase (as is defined below) occurs while this Agreement is in effect, then Employee will be eligible for a retention incentive (in addition to any other payments or benefits provided under the other provisions of this Agreement, including but not limited to the provisions of Sections 5, 6 and 7 above) in accordance with the following provisions:

            8.1 If Employee is continuously employed by Employer to the end of the retention incentive period (as is defined below), then Employee shall be entitled to a retention incentive under this Section 8 which is payable in a lump sum within 60 days after the end of such retention incentive period and which is equal to the lesser of (i) an amount equal to two times his annual base rate of salary in effect on the date of the change in control or strategic investor purchase, as applicable and whichever is earlier, or (ii) $800,000.

            8.2 If, after the earlier of a change in control or a strategic investor purchase but prior to the end of the retention incentive period, Employee's employment with Employer is terminated for any reason other than Cause or his voluntary resignation, then Employee shall be entitled to a retention incentive under this Section 8 which is payable in a lump sum within 60 days after Employee's termination of employment and which is equal to the retention incentive that would be paid Employee under subsection 8.1 above by reason of the change in control or, if applicable, an earlier strategic investor purchase if Employee had been continuously employed by Employer to the end of the retention incentive period.

            8.3 Notwithstanding any other provision of this Section 8 to the contrary, no more than one retention incentive may be paid under this Section 8, and thus the payment of any retention incentive under any subsection of this
Section 8 shall terminate and nullify any right of Employee to any additional incentive which may otherwise arise under another subsection of this Section 8.

            8.4 For purposes of this Agreement, a "strategic investor purchase" means, and occurs on the date of, the purchase or obtaining by any person, corporation, partnership or other organization of stock possessing less than 33-1/3% of the total combined voting power of all classes of stock of the ChoiceCare Parent together with the option or right to purchase in the future additional stock of the ChoiceCare Parent which would permit such person, corporation, partnership or other organization to own stock possessing 33-1/3% or more of the total combined voting power of all classes of stock of the ChoiceCare Parent. In addition, for purposes of this Agreement, the "retention incentive period" means the period which begins on the date immediately following the earlier of a change in control or a strategic investor purchase (such date referred to herein as the "beginning date") and which ends on the date which is 21 months after the beginning date.

         9. NON-COMPETE COVENANTS AND CONFIDENTIAL INFORMATION.

            9.1 Employee agrees that during the term of this Agreement and for a period of one year after his termination of employment with Employer for any reason whatsoever (or, if Employee either is entitled to a retention incentive under Section 8 above after such termination of employment or has been paid a retention incentive under Section 8 above prior to such termination of employment, for a period of two years after such termination of employment), Employee shall not, without the express written consent of Employer, anywhere in the United States where the Employer was doing business or actively planning to do business during Employee's term of employment: (i) compete with Employer in the managed health care business; or (ii) interfere with, disrupt or attempt to interfere with or disrupt the relationship between Employer and any person or business that was a customer, supplier, lessor, contractor or employee of Employer during Employee's term of employment with Employer. Notwithstanding the above, Employee may, without breaching the provisions of this subsection 9.1, work for an employer in the managed health care business or an employer that interferes, disrupts or attempts to interfere with or disrupt the relationship between Employer and any person or business that was a customer, supplier, lessor, contractor or employee of Employer during Employee's term of employment with Employer, provided that: (i) no more than ten percent (10%) of such new employer's business is conducted in areas where Employer is conducting business as of the date of termination of the employment of Employee with Employer; (ii) such new employer does not provide either health insurance or managed care services to ten percent (10%) or more of the population in the areas where Employer is conducting business as of the termination of employment of Employee with Employer; or (iii) the markets in which Employer is conducting, or actively planning to conduct, business as of the date of termination of Employee's termination with Employer and for which Employee will have certain duties or responsibilities with the new employer, as measured by revenues or enrollment within such areas, do not exceed ten percent (10%) of all markets for which Employee will have certain duties or responsibilities with the new employer, as measured by revenues or enrollment within all such markets (provided that this clause (iii) shall not apply if Employee has voluntarily resigned his employment with Employer other than by a voluntary resignation which occurs at the end of a contract term or a voluntary resignation which still results in an amount being payable under subsection 6.5(b) or 6.9 above). For purposes of this subsection 9.1, if Employee, at the time of Employee's termination of employment with Employer, only has duties and responsibilities with Employer as to certain specified, and not all, areas or markets in which Employer then does business, then any reference to "Employer" in this subsection 9.1 shall be deemed to refer only to the part of the Employer which involves the areas and markets in which Employee has duties and responsibilities at the time of his/her termination of employment with Employer.

            9.2 Employee agrees that, during the term of this Agreement or at any time thereafter, Employee will not, directly or indirectly, disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner, in competition with or contrary to the interests of Employer or any affiliated companies, the customer lists, proprietary organizational methods or other trade secrets of Employer or any affiliated companies, it being acknowledged by Employee that all such information regarding the business of Employer and affiliated companies compiled or obtained by, or furnished to, Employee while Employee shall have been employed by or associated with Employer is confidential information and Employer's exclusive property.

            9.3 Employee expressly agrees and understands that the remedy at law for any breach by him of this Section 9 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that, upon adequate proof of Employee's violation of any legally enforceable provision of this Section 9, Employer shall be entitled to immediate injunctive relief and may obtain a temporary order and permanent injunction restraining any threatened or further breach. However, nothing in this Section 9 shall be deemed to limit Employer's remedies at law or in equity for any breach by Employee of any of the provisions of this Section 9 which may be pursued or availed of by Employer.

            9.4 Employee has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon Employer under the provisions of this Section 9, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to Employer, do not stifle the inherent skill and experience of Employee, would not operate as a bar to Employee's sole means of support, are fully required to protect the legitimate interests of Employer and do not confer a benefit upon Employer disproportionate to the detriment to Employee which is caused by the provisions of this Section 9.

         10. SEVERABLE PROVISION. The provisions of this Agreement are severable, and, if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions of this Agreement and any partially unenforceable provision of this Agreement, to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable hereunder.

         11. ASSIGNMENTS AND BINDING AGREEMENT. This Agreement may not be assigned by one party hereto without the consent of the other, except that this Agreement may be assigned by Employer to any affiliated company. Notwithstanding the foregoing general restriction on voluntary assignments, the rights and obligations of the parties under this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, personal representatives and estates, which successors and assigns in the case of Employer shall include (i) any affiliated company to which this Agreement is assigned by Employer, (ii) any successor of the ChoiceCare Parent or the ChoiceCare Operating Company by merger, combination or reorganization in any manner, whether such successor is a corporation, limited liability company, partnership (either general or limited), business trust or other organization or person, and whether or not such successor is a successor by operation of law, (iii) any recipient of materially all the assets and/or business of Employer in liquidation or distribution or by way of contribution of capital, (iv) any successor to materially all the assets and/or business of Employer by purchase or exchange, either singly or in combination or (v) any combination of the foregoing. Employer covenants that it will make no distribution or contribution of assets and/or business as described in clause
(iii) of the immediately preceding sentence nor enter into any agreement of sale or exchange of assets and/or business as described in clause (iv) of the immediately preceding sentence without requiring the recipient(s) of such assets or business to assume the obligations of Employer in this Agreement as a co-obligor.

         12. NOTICES. Any notice to be given under this Agreement to any party hereto shall be deemed duly given if it is personally delivered in writing or it is posted in the United States mails, postage prepaid, registered or certified, return receipt requested. Further, if mailed to Employer, such a notice shall be addressed to the ChoiceCare Parent at its principal place of business. If mailed to Employee, such a notice shall be addressed to him at his home address last shown on the records of Employer (or at such other address or addresses as Employee may hereafter designate in writing to Employer).

         13. WAIVER. The failure of any party hereto to this Agreement to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of such provision or provisions as to any future violations thereof nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to him or it under the circumstances.

         14. MISCELLANEOUS.

            14.1 For all purposes of this Agreement, Employee's resignation from his employment with Employer shall be deemed not to constitute a voluntary resignation, and instead to be treated as a termination of his employment by Employer, if: (i) such resignation occurs at least 120 days after, and no more than 180 days after, Employer either (a) changes the principal party to which Employee reports and which has the responsibility to evaluate Employee's performance to a party which is not either the board of directors of the ChoiceCare Parent or a board of directors of any corporation which owns at least 80% of the ChoiceCare Parent or (b) reduces or changes Employee's duties to those which are not consistent with the usual and customary duties of a chief executive officer of a managed care company in the U.S. which is comparable or larger, in terms of revenues, enrollments and geographical area served, than the Company as in operation at the time Employee's duties are reduced or changed or
(ii) such resignation occurs after Employer requires Employee to change his principal work location by at least 50 miles and Employee refuses to make such move. In the event Employee's resignation from his employment with Employer is treated as a termination of his employment by Employer by reason of the provisions of clause (i) of the immediately preceding sentence, then, for purposes of determining Employee's rights to any severance payment described in
Section 6 above, any change in control payment described in Section 7 above or any retention incentive payment under Section 8 above, Employee shall be deemed to have had his employment with Employer terminated by Employer on the date that Employer took the action described in clause (i) of the immediately preceding sentence which is applicable to Employee's resignation.

            14.2 The captions set forth in this Agreement are for convenience and reference only and shall not be deemed to construe or interpret any term or provision set forth in this Agreement. This Agreement supersedes all prior agreements and understandings between the parties and may not be modified or terminated orally. No modification, termination or attempted waiver of this Agreement shall be valid unless in writing and signed by the party against whom the same is sought to be enforced. This Agreement shall be governed by and construed according to the laws of the State of Ohio.

            14.3 If the firm of independent outside auditors then used by Employer (the "Auditors") determine that any payment or distribution by Employer to or for the benefit of Employee, whether paid or payable (or distributed or distributable) pursuant to the terms of this Agreement or otherwise, would be subject to tax as an excess parachute payment pursuant to the provisions of
Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code), then, notwithstanding any other provision of this Agreement to the contrary, Employer shall "gross up" such payment or distribution so that the net amount of such payment or distribution, after taking into consideration the payment of the tax imposed on Employee under Section 4999 of the Code, is the same as the amount that such payment or distribution would be if no such tax applied.

         15. ARBITRATION. Any dispute or disagreement among the parties hereto shall be submitted to mandatory and binding arbitration at the election of any party hereto. The arbitration shall be pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held in Cincinnati, Ohio. The ChoiceCare Parent and the ChoiceCare Operating Company shall together select one arbitrator, Employee shall select one arbitrator and the two selected arbitrators shall select a third arbitrator. The decision of the arbitrators, and any award rendered therein, shall be final, conclusive and binding upon the parties hereto and any judgment thereon may be entered and enforced in any court of competent jurisdiction. Employer shall bear 50% of all fees, costs and expenses of the arbitration, Employee shall bear 50% of all fees, costs and expenses of the arbitration and each party will bear all the fees, costs and expenses of his or its own attorneys, experts and witnesses.

         Signed at Cincinnati, Ohio on the 4 day of June, 1997.

                                    EMPLOYER:

                                    ChoiceCare Corporation

                                    By:   /s/ Donald E. Hoffman
                                          ---------------------

                                    ChoiceCare Health Plans, Inc.

                                    By: /s/ Thomas D. Anthony
                                    -------------------------

                                     EMPLOYEE:

                                     /s/ Daniel A. Gregorie, M.D.
                                     ----------------------------
                                     Daniel A. Gregorie, M.D.